United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 19, 2008

(Date of Report – Date of earliest event reported)

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	50508	84-1390053
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

2972 Stender Way Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 907-4637

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2008, DayStar Technologies, Inc. (the “Company”) announced the appointment of Ratson Morad as President and Chief Operating Officer of the Company effective as of February 19, 2008. Mr. Morad, 51, brings more than 20 years experience in building and leading companies and global organizations in the technology sector, including PV solar and semiconductor equipment. He most recently served as the Vice President of Engineering and Technology at Solyndra, Inc., a thin film photoroltaics company, from July 2005 to February 2008. Before joining Solyndra, Inc., Mr. Morad was Chief Executive Officer of Blue29, a water processing company, from December 2002 to July 2005 and held various executive management positions at Applied Materials, Inc., a nano-manufacturing company for the fabrication of semiconductor chips, solar PV and flat panel displays, from September 1995 to December 2002.

Mr. Morad’s employment agreement provides for an annual base salary of $240,000. The agreement has an initial term of three years. The agreement automatically extends for subsequent one-year periods on the third anniversary and each subsequent anniversary unless either party gives the other thirty days written notice prior to the anniversary date of intent to not renew the agreement.

Under the employment agreement, Mr. Morad is entitled to participate in the annual management incentive program and to benefits offered to other similarly situated employees as established by the Board from time to time.

Mr. Morad may terminate his employment agreement for “good reason.” The Company may terminate the agreement for “cause” or in the event of the executive officer’s death or disability.

If Mr. Morad’s contract is terminated after a “change of control,” he is entitled to 2.0 times his base salary, plus his target bonus under the Company’s management incentive program. In addition, all unvested warrants, options or restricted stock then held by him, if any, shall vest automatically on termination of his employment.

If Mr. Morad’s contract is terminated other than for “cause” or for “good reason” he is entitled to 1.0 times his base salary, plus the amount of his most recent annual bonus under the management incentive program (the “regular severance package”). In addition, whatever portions of unvested warrants, options or restricted stock then held by him, if any, that would have vested during the twelve month period following the cessation of employment shall vest automatically three months from the date of termination of his employment.

If Mr. Morad’s contract is not-renewed he is entitled to the amount of the regular severance package multiplied by a fraction, the numerator of which shall be the number equal to fifty two minus the number of full weeks from the date he received notice of non-renewal until the last day of the term of the agreement and the denominator of which shall be fifty-two. In addition, whatever portions of unvested warrants, options or restricted stock then held by him, if any, that would have vested during the three month period following the cessation of employment shall vest automatically three months from the date of termination of his employment.

The agreement contains a one-year non-solicitation provision that restricts the executive from engaging in any acts or activities that interfere with the Company’s relationship with its employees.

Under the agreement the parties are compelled to engage in arbitration to resolve any disputes. The agreement is governed by California law.

The press release that was issued by the Company on February 21, 2008 relating to this appointment is included as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement With Mr. Morad dated February 19, 2008

99.1	Press Release of DayStar Technologies, Inc. dated February 21, 2008 Entitled “DayStar Appoints Ratson Morad President and COO”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

/s/    Stephan DeLuca

Stephan DeLuca

Chief Executive Officer

Dated: February 25, 2008